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                                   EXHIBIT 21


                           SUBSIDIARIES OF RPC, INC.


         Name                               State of Incorporation
        -----                              -----------------------
Cudd Pressure Control, Inc.                       Delaware

Pressure Control, Inc.                            Delaware

South Texas Swabbing, Inc.                        Texas

Coiled Tubing, Inc.                               Delaware

Patterson Services, Inc.                          Delaware

Patterson Truck Line, Inc.                        Louisiana

Patterson Tubular Services, Inc.                  Texas

Chaparral Boats, Inc.                             Georgia

RPC Investment Company                            Delaware

RPC Waste Management Services, Inc.               Georgia

Anchor Crane & Hoist Service Company, Inc.        Georgia

RPC Data Link, Inc.                               Georgia

Spindletop Tubular Services, Inc.                 Georgia